October 30, 1997


Securities and Exchange Commission
450 5th Street, NW
Washington, D.C.  20549

Ladies and Gentlemen:

                    Advanced Aerodynamics & Structures,Inc.

     We have read Item 4 of Advanced Aerodynamics & Structures, Inc.'s Form 8-K dated October 30, 1997. With respect to paragraph 4(a)(1), it should be noted that the company notified us on October 24, 1997 of our dismissal effective October 20, 1997. We are in agreement with the statements contained in paragraphs 4(a)(2)-(5).

Yours very truly,

Price Waterhouse LLP